EXHIBIT 99.1

FOR IMMEDIATE RELEASE

September 23, 2008

CIPRICO TO SELL INTELECUTAL PROPERTY

Minneapolis, MN, September 23, 2008 – Ciprico Inc. (the “Company” or “Ciprico”), announced today that it entered into an Asset Purchase and Technology License Agreement on September 17, 2008 with Dot Hill Systems Corp. (NASDAQ: HILL) whereby Dot Hill Systems agreed to purchase certain of Ciprico’s intellectual property assets.  Pursuant to bankruptcy proceedings Dot Hill Systems was the winning bidder to acquire all of Ciprico’s rights to the RAIDCore™ technology and a joint ownership interest with Ciprico in its NAS intellectual property.

Ciprico filed for Chapter 11 bankruptcy protection on July 28, 2008. The U.S. Bankruptcy Court for the District of Minnesota in Minneapolis approved the agreement on September 18, 2008 and the expected Closing date is September 24, 2008.  Payment terms include $2.25 million at Closing, a promissory note for $1.0 million and an earnout of as much as $2 million over 42 months.    At closing the Company will repay a debtor-in-possession loan from Dot Hill Systems of $225,000.

For more information, contact:

Steve Merrifield	Monte S. Johnson
Chief Executive Officer	Sr. VP & CFO
(952) 540-2400	(952) 540-2400

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows.  Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com.